MDU Resources Reports First Quarter Earnings, Increases Earnings Guidance

•	Construction services business has record quarterly earnings, 42 percent higher.

•	Construction materials has highest first quarter backlog since 2007.

•	Oil production grows 14 percent; Powder River Basin oil play assets acquired.

•	Midstream drives earnings growth at pipeline and energy services; diesel topping plant construction progressing on time.

•	Utility electric retail sales increase 10 percent.

•	Earnings per share guidance increases to range of $1.50 to $1.65, up from $1.45 to $1.60.

BISMARCK, N.D. - April 30, 2014 - MDU Resources Group, Inc. (NYSE:MDU) today reported first quarter consolidated adjusted earnings of $60.8 million, or 32 cents per common share, compared to $60.1 million, or 32 cents per common share for the first quarter of 2013. Consolidated GAAP earnings were $56.5 million, or 30 cents per common share, compared to $56.3 million, or 30 cents per common share for the first quarter of 2013. For an explanation of non-GAAP earnings adjustments, see the Reconciliation of GAAP to Adjusted Earnings and the Use of Non-GAAP Financial Measures sections later in this press release.

"Our construction services group increased quarter-to-quarter earnings by 42 percent and our exploration and production business is continuing to grow oil production," said David L. Goodin, president and chief executive officer of MDU Resources. "When we combine these results with our planned $1.2 billion capital investment program this year, we have a very solid platform for continuing the company’s growth during 2014."

Record quarterly performance by the construction services business was driven by growth at the outside electric group, which performs power line and substation construction. The construction materials and contracting business experienced its normal seasonal loss, with unfavorable weather conditions delaying the start of the construction season in many areas. The construction materials backlog is $653 million, the highest first quarter backlog for this group since 2007.

Fidelity Exploration & Production Company increased oil production 14 percent compared to the first quarter of 2013, including a 3 percent increase in North Dakota’s Bakken play despite difficult winter weather conditions. The Paradox Basin is the fastest growing oil producing area with a production increase of 121 percent compared to the first three months of last year. Fidelity also benefited from its acquisition in early March of producing oil properties in Wyoming’s southern Powder River Basin.

Electric sales at the utility business increased 10 percent over the first three months of 2013, with continued strong growth in the Bakken. Natural gas earnings were lower than a year ago driven by the absence of a $2.9 million gain after tax from the sale of Montana-Dakota Utilities’ nonregulated appliance service and repair business during last year’s first quarter, as well as higher operating expenses this year. Partially offsetting the earnings decrease at the natural gas distribution business were higher natural gas retail sales margins, the result of rate relief.

The pipeline and energy services business nearly doubled its first quarter earnings, largely the result of increases in oil gathering and natural gas processing at the Pronghorn facilities, in which the company owns a 50 percent interest. Total volumes on WBI Energy’s transportation system grew 43 percent versus the first quarter of 2013 related to strong growth in on-system and off-system transportation volumes.

Construction of the Dakota Prairie diesel refinery, a joint venture with Calumet Specialty Products Partners, is 55 percent complete and remains on schedule for startup at year-end.

WBI Energy currently is conducting an open season for a proposed $650 million, 375-mile natural gas pipeline that would stretch from western North Dakota to northwestern Minnesota. It would have an initial capacity of approximately 400 million cubic feet per day. The open season will conclude May 30.

"We are off to a good start in 2014, and are increasing our earnings guidance range to $1.50 to $1.65 per share, up from $1.45 to $1.60," Goodin said. "A $653 million backlog at construction materials is a very strong position from which to begin the construction season. We continue to grow oil production and are confident that we will achieve our upwardly revised 2014 target of 15 to 20 percent oil growth over last year."

The company will host a webcast at 10 a.m. EDT Thursday, May 1, to discuss earnings results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay is (855) 859-2056, or (404) 537-3406 for international callers, conference ID 23827719.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Laura Lueder, corporate public relations manager, (701) 530-1095

Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.
Adjusted Earnings by Segment

Business Line	First Quarter 2014 Adjusted Earnings	First Quarter 2013 Adjusted Earnings
	(In millions)
Exploration and production	$25.2	$24.0
Regulated
Electric and natural gas utilities	38.3	42.3
Pipeline and energy services	4.3	2.3
Construction materials and services	(7.0)	(8.9)
Other and eliminations	—	.4
Adjusted earnings	$60.8	$60.1

Reconciliation of GAAP to Adjusted Earnings

	First Quarter 2014 Earnings	First Quarter 2013 Earnings
	(In millions, except per share amounts)
Earnings on common stock	$56.5	$56.3
Adjustments net of tax:
Discontinued operations	—	.1
Unrealized loss on commodity derivatives	4.3	3.7
Adjusted earnings	$60.8	$60.1
Adjusted earnings per share	$.32	$.32

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Adjusted earnings per share for 2014 are projected in the range of $1.50 to $1.65. GAAP earnings guidance for 2014 is in the same range. Unrealized commodity derivatives fair values can fluctuate causing actual GAAP earnings to vary accordingly.

•	The company's long-term compound annual growth goals on earnings per share from operations are in the range of 7 to 10 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	The company focuses on creating value through vertical integration between its business units.

•
Estimated gross capital expenditures for 2014 are approximately $1.2 billion, an increase from prior guidance with the inclusion of the Powder River Basin first quarter acquisition and associated drilling capital costs. The estimate excludes noncontrolling interest capital expenditures related to Dakota Prairie Refining.

Exploration and Production

	Three Months Ended
	March 31,
	2014	2013
	(Dollars in millions, where applicable)
Operating revenues:
Oil	$113.6	$100.0
Natural gas liquids	6.9	7.5
Natural gas	30.5	19.2
Realized gain (loss) on commodity derivatives	(6.8)	4.3
Unrealized loss on commodity derivatives	(6.7)	(5.8)
	137.5	125.2
Operating expenses:
Operation and maintenance:
Lease operating costs	24.2	20.8
Gathering and transportation	2.3	4.3
Other	11.8	10.2
Depreciation, depletion and amortization	49.5	43.1
Taxes, other than income:
Production and property taxes	13.0	11.6
Other	.4	.3
	101.2	90.3
Operating income	36.3	34.9
Earnings	$20.9	$20.3
Unrealized loss on commodity derivatives	4.3	3.7
Adjusted earnings	$25.2	$24.0
Production:
Oil (MBbls)	1,280	1,118
Natural gas liquids (MBbls)	164	201
Natural gas (MMcf)	5,278	6,713
Total Production (MBOE)	2,324	2,438
Average realized prices (excluding realized and unrealized gain/loss on commodity derivatives):
Oil (per barrel)	$88.74	$89.44
Natural gas liquids (per barrel)	$42.26	$37.33
Natural gas (per Mcf)	$5.77	$2.86
Average realized prices (including realized gain/loss on commodity derivatives):
Oil (per barrel)	$85.75	$91.87
Natural gas liquids (per barrel)	$42.26	$37.33
Natural gas (per Mcf)	$5.21	$3.10
Average depreciation, depletion and amortization rate, per BOE	$20.45	$16.90
Production costs, including taxes, per BOE:
Lease operating costs	$10.39	$8.54
Gathering and transportation	1.01	1.76
Production and property taxes	5.58	4.74
	$16.98	$15.04
Notes:
• Oil includes crude oil and condensate; natural gas liquids are reflected separately.
• Results are reported in barrel of oil equivalents based on a 6:1 ratio.

First quarter adjusted earnings at this segment were $25.2 million in 2014, compared to $24.0 million in 2013. This increase reflects higher average realized natural gas prices and increased oil production of 14 percent largely related to the Paradox Basin. The earnings increase was partially offset by a net reduction in realized commodity derivatives, decreased natural gas production primarily related to asset sales in late 2013, higher depreciation, depletion and amortization expense and higher lease operating and general and administrative expenses. GAAP earnings were $20.9 million in first quarter 2014, compared to $20.3 million in the same period last year.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company expects to spend approximately $670 million in capital expenditures in 2014, which is likely to be partially offset by planned asset sales later this year.

•
For 2014, the company expects a 15 to 20 percent increase in oil production. Natural gas liquids production is expected to decline 20 to 25 percent and natural gas production is expected to be 25 to 30 percent lower compared to a year ago. The declines are primarily the result of the divestment of certain non-strategic natural gas-based properties in 2013 and the expected divestment of the company's south Texas assets this year. The vast majority of the capital program is focused on growing oil production.

•	The company has a total of four operated drilling rigs deployed on its acreage in the Bakken and Paradox areas, with two rigs in each area.

•	Bakken areas

◦
The company owns a total of approximately 121,000 net acres of leaseholds in Mountrail and Stark counties, N.D. and Richland County, Mont. The Middle Bakken and Three Forks formations are targeted in North Dakota and the Red River formation is targeted in Montana.

◦	Capital expenditures are expected to total approximately $130 million in 2014.

◦	Net oil production for the first quarter was approximately 7,600 BOPD which is a 300 BOPD increase from the same 2013 period.

◦
Alternative completion techniques, including increased stage count and cemented liners in the Middle Bakken (Mountrail County) and Three Forks (Mountrail and Stark counties) are being tested, with completion design changes to be finalized later in 2014.

•	Paradox Basin, Utah

◦
The company owns approximately 130,000 net acres of leaseholds including its acquisition of 35,000 net acres of leaseholds in February and has an option to earn another 20,000 acres. The company expects to further expand its acreage in the basin.

◦	Capital expenditures are expected to total approximately $180 million in 2014.

◦
Well costs range from $9 million to $12 million per well depending upon lateral lengths. With longer lateral lengths, estimated ultimate recoveries are expected to increase with the upper range now at 1.5 MMBO per well.

◦
The Cane Creek Unit 12-1 well continues to exceed expectations with the well still flowing over 1,000 BOPD gross. It is anticipated that artificial lift facilities will be installed in the near future. Cumulative production is 690 MBO.

◦
Net oil production for first quarter was approximately 3,575 BOPD, up 121 percent from first quarter 2013 and 22 percent higher than fourth quarter 2013. Current production is approximately 3,900 BOPD.

◦	The company's understanding of this play and the quality of the play continues to improve. It is anticipated that this field will play a key role in the company's oil growth strategy.

•	Powder River Basin, Wyoming

◦	In March the company acquired 24,500 net acres of leaseholds in Converse County, Wyo.

◦	Capital expenditures are expected to total approximately $270 million in 2014 including the acquisition costs, related closing adjustments and drilling capital.

◦	At the end of March, average net production was 1,630 BOEPD.

•
Earnings guidance reflects estimated average NYMEX index prices for May through December in the range of $96 to $102 per barrel of crude oil, and $4.25 to $4.75 per Mcf of natural gas. Estimated prices for natural gas liquids are in the range of $37 to $40 per barrel.

•	Derivatives:

◦
For April through June 2014, the company has derivative instruments for 11,000 BOPD, July through September 2014 for 12,000 BOPD and 7,000 BOPD for October through December 2014, with a weighted average price of $95.11.

◦	For April through December 2014 the company has derivative instruments for 40,000 MMBtu of natural gas per day at a weighted average price of $4.10.

◦	For 2015, the company has a derivative instrument for 10,000 MMBtu of natural gas per day at $4.28.

◦	The commodity derivative instruments that are in place as of April 30 are summarized in the following chart:

Commodity	Type	Index	Period Outstanding	Forward Notional Volume (Bbl/MMBtu)	Price (Per Bbl/MMBtu)
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$95.15
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$95.00
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$90.00
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$91.00
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$92.00
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$93.00
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$98.00
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$99.00
Crude Oil	Swap	NYMEX	4/14 - 6/14	91,000	$100.07
Crude Oil	Swap	NYMEX	4/14 - 12/14	275,000	$94.05
Crude Oil	Swap	NYMEX	4/14 - 12/14	275,000	$95.00
Crude Oil	Swap	NYMEX	7/14 - 9/14	184,000	$95.75
Crude Oil	Swap	NYMEX	7/14 - 9/14	184,000	$96.00
Crude Oil	Swap	NYMEX	7/14 - 9/14	92,000	$96.25
Crude Oil	Swap	NYMEX	7/14 - 12/14	184,000	$94.25
Crude Oil	Swap	NYMEX	7/14 - 12/14	184,000	$95.00
Crude Oil	Swap	NYMEX	7/14 - 12/14	184,000	$95.25
Crude Oil	Swap	NYMEX	7/14 - 12/14	368,000	$96.00
Natural Gas	Swap	NYMEX	4/14 - 12/14	5,500,000	$4.13
Natural Gas	Swap	NYMEX	4/14 - 12/14	2,750,000	$4.05
Natural Gas	Swap	NYMEX	4/14 - 12/14	2,750,000	$4.10
Natural Gas	Swap	NYMEX	1/15 - 12/15	3,650,000	$4.28

Regulated
Electric and Natural Gas Utilities

Electric
	Three Months Ended
	March 31,
	2014	2013
	(Dollars in millions, where applicable)
Operating revenues	$73.7	$64.6
Operating expenses:
Fuel and purchased power	26.6	21.6
Operation and maintenance	18.4	16.4
Depreciation, depletion and amortization	8.5	8.6
Taxes, other than income	2.9	2.9
	56.4	49.5
Operating income	17.3	15.1
Earnings	$11.0	$9.8
Retail sales (million kWh)	928.9	842.6
Average cost of fuel and purchased power per kWh	$.027	$.024

Natural Gas Distribution
	Three Months Ended
	March 31,
	2014	2013
	(Dollars in millions)
Operating revenues	$374.2	$331.7
Operating expenses:
Purchased natural gas sold	257.3	213.4
Operation and maintenance	37.9	34.1
Depreciation, depletion and amortization	13.3	12.2
Taxes, other than income	17.8	16.3
	326.3	276.0
Operating income	47.9	55.7
Earnings	$27.3	$32.5
Volumes (MMdk):
Sales	45.3	44.9
Transportation	39.3	38.2
Total throughput	84.6	83.1
Degree days (% of normal)*
Montana-Dakota/Great Plains	107%	98%
Cascade	100%	99%
Intermountain	96%	114%
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses reported earnings of $38.3 million in the first quarter of 2014, compared to $42.3 million for the same period in 2013. This decrease in earnings reflects higher operation and maintenance expense, largely higher payroll and benefit-related costs and higher contract services, as well as the absence in 2014 of a $2.9 million after-tax gain on the sale of Montana-Dakota's nonregulated service and repair business in March 2013. Partially offsetting the decrease were higher electric retail sales margins, including 10 percent higher volumes, and higher natural gas retail sales margins, largely the result of rate relief.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Rate base growth is projected to be approximately 9 percent compounded annually over the next five years, including plans for an approximate $1.3 billion capital investment program.

•	Regulatory actions

◦
The company filed an application Feb. 27 with the North Dakota Public Service Commission requesting approval for a generation resource recovery rider for $7.4 million to recover costs associated with the 88-megawatt simple-cycle natural gas turbine and associated facilities currently under construction. The estimated project cost is $77 million and the projected in-service date is third quarter 2014. It is located on owned property adjacent to the company's Heskett Generating Station near Mandan, N.D. The capacity is necessary to meet the requirements of the company's integrated electric system customers and will be a partial replacement for third-party contract capacity expiring in 2015. Advance determination of prudence and a Certificate of Public Convenience and Necessity have been received from the commission. On March 12, the commission suspended the filing pending further review. A hearing is scheduled for May 28.

◦
The company filed an application Sept. 18 with the NDPSC for a natural gas rate increase including the costs associated with the increased investment in facilities, including ongoing investment in new and replacement distribution facilities, an operations building, automated meter reading and a new customer billing system. An interim increase of $4.3 million annually, approximately 4.0 percent, went into effect for service rendered beginning Nov. 17. A settlement agreement was approved by the commission for an increase in the same amount as the interim increase. Final rates have been approved and will be implemented May 1.

◦
The company filed an application in February 2013 with the NDPSC for approval of an environmental cost recovery rider related to ongoing construction costs at the Big Stone Station for the installation of the best-available retrofit technology air-quality control system. The company's share of the cost for the installation is now estimated at approximately $90 million, down from the earlier estimate of $100 million, and is expected to be complete in 2015. The commission approved the company’s request for the environmental cost recovery rider and rates were implemented effective Jan. 15. On April 8 the company requested an update to the rider for actual costs through February and projected costs through June 2015 to be effective July 1. The commission had earlier approved advance determination of prudence for recovery of costs on the system.

•
Investments are being made in 2014 totaling approximately $70 million to serve the growing electric and natural gas customer base associated with the Bakken oil development where customer growth is substantially higher than the national average.

•	The company is engaged in a 30-mile, approximately $60 million natural gas line project into the Hanford Nuclear Site in Washington.

•
The company, along with a partner expects to build a 345-kilovolt transmission line from Ellendale, N.D., to Big Stone City, S.D., about 160 miles. The company’s share of the cost is estimated at approximately $170 million. The project is a Midcontinent Independent System Operator multi-value project. A route application was filed in August with the state of South Dakota, and in October with the state of North Dakota. A route permit hearing was held in North Dakota April 1. A route permit hearing is scheduled in South Dakota June 10. The project is expected to be complete in 2019.

•
The company is analyzing potential projects for accommodating load growth in its industrial and agricultural sectors, with company- and customer-owned pipeline facilities designed to serve existing facilities served by fuel oil or propane, and to serve new customers.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system in the Pacific Northwest and Idaho.

Pipeline and Energy Services
	Three Months Ended
	March 31,
	2014	2013
	(Dollars in millions)
Operating revenues	$61.9	$46.4
Operating expenses:
Purchased natural gas sold	26.2	12.8
Operation and maintenance	16.8	17.2
Depreciation, depletion and amortization	7.1	7.2
Taxes, other than income	3.1	3.4
	53.2	40.6
Operating income	8.7	5.8
Earnings	$4.3	$2.3
Transportation volumes (MMdk)	52.5	36.8
Natural gas gathering volumes (MMdk)	9.5	9.9
Customer natural gas storage balance (MMdk):
Beginning of period	26.7	43.7
Net withdrawal	(16.3)	(19.0)
End of period	10.4	24.7

This segment reported first quarter earnings of $4.3 million, compared to $2.3 million in 2013. The earnings increase reflects higher earnings from its interest in the Pronghorn natural gas and oil midstream assets, primarily from higher volumes and prices. In addition, higher transportation volumes were offset by lower storage revenue.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company, in conjunction with Calumet Specialty Products Partners, L.P., formed Dakota Prairie Refining, LLC, to develop, build and operate a 20,000-barrel-per-day diesel topping plant in southwestern North Dakota. Construction began on the facility in late March 2013 and, when complete, it will process Bakken crude into diesel, which will be marketed within the Bakken region. Other by-products, naphtha and atmospheric tower bottoms, will be railed to other areas. The total project cost estimate is approximately $350 million, with a projected in-service date in late 2014. EBITDA for the first year of operation is projected to be in the range of $70 million to $90 million, to be shared equally with Calumet.

•
In January, the company launched an open season to obtain capacity commitments on a proposed 375-mile natural gas pipeline from western North Dakota to northwestern Minnesota to transport natural gas to markets in eastern North Dakota, Minnesota, Wisconsin, Michigan and other Midwest markets. The pipeline is expected to provide access to additional markets via interconnections with pipelines owned by Great Lakes Gas Transmission, Viking Gas Transmission and potentially TransCanada, in northwestern Minnesota. An interconnection with the Alliance Pipeline system in eastern North Dakota also is possible. Initially the pipeline would transport approximately 400 MMcf per day of natural gas and could be expanded to more than 500 MMcf per day. The project investment is estimated to be approximately $650 million. Following the open season and receipt of adequate capacity commitments and necessary permits and regulatory approvals, construction on the new pipeline could begin in 2016 with completion expected in 2017.

•
On Oct. 31, WBI Energy Transmission filed a Section 4 rate case with the FERC, the first case it has filed in 14 years. An increase in investments of $312 million and increased operating costs since 1999, combined with reduced storage and off-system volumes because of narrowed basis and seasonal price spreads that have resulted from shale gas developments in the United States, are the drivers for the requested rate increase of $28.9 million annually. The proposed effective date of the rates was Dec. 1; however the commission has exercised a five-month delay moving the implementation of rates to May 1.

•
The company is engaged in various natural gas pipeline projects to be constructed in 2014, including connections for the planned Garden Creek II natural gas processing plant in the Bakken, an expansion of its transmission system to increase capacity to the Black Hills, and a 24-mile pipeline and related processing facilities to transport Fidelity's Paradox basin natural gas production. The total cost for these projects is approximately $50 million.

•
The company continues to pursue expansion of facilities and services offered to customers. Energy development within its geographic region is expanding, most notably in the Bakken area, where the company owns an extensive natural gas pipeline system. Ongoing energy development is expected to continue to provide growth opportunities for this business.

Construction

Construction Materials and Contracting
	Three Months Ended
	March 31,
	2014	2013
	(Dollars in millions)
Operating revenues	$168.5	$166.3
Operating expenses:
Operation and maintenance	175.8	166.6
Depreciation, depletion and amortization	17.6	19.0
Taxes, other than income	8.3	8.5
	201.7	194.1
Operating loss	(33.2)	(27.8)
Loss	$(23.6)	$(20.6)
Sales (000's):
Aggregates (tons)	2,829	2,958
Asphalt (tons)	184	149
Ready-mixed concrete (cubic yards)	497	480

Construction Services
	Three Months Ended
	March 31,
	2014	2013
	(In millions)
Operating revenues	$273.6	$231.4
Operating expenses:
Operation and maintenance	234.0	198.4
Depreciation, depletion and amortization	3.2	3.0
Taxes, other than income	10.2	9.6
	247.4	211.0
Operating income	26.2	20.4
Earnings	$16.6	$11.7

The combined construction businesses reported a first quarter loss of $7.0 million, compared to a loss of $8.9 million a year ago. The decreased loss reflects higher workloads and margins in the Western region at the services group, partially offset by lower construction revenues and margins at the materials group.

The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•
The construction businesses had combined work backlog of $1.05 billion as of March 31, essentially flat compared to a year ago. Construction materials' approximate backlog as of March 31 was higher at $653 million, compared to $589 million a year ago. Private work represents 9 percent of construction backlog and public work represents 91 percent of backlog. The March 31 approximate backlog at construction services was down at $397 million, compared to $465 million a year ago. Bidding opportunities are good and additional backlog has been secured since March 31. The backlogs include a variety of projects such as highway grading, paving and underground projects, airports, bridge work, reclamation, harbor expansions, substation and line construction, solar and other commercial, institutional and industrial projects including refinery work.

•	The company's approximate backlog in North Dakota as of March 31 was $125 million. North Dakota backlog was $67 million a year ago.

•
Projected revenues included in the company's 2014 earnings guidance are in the range of $1.6 billion to $1.8 billion for construction materials and $1.0 billion to $1.1 billion for construction services.

•	The company anticipates margins in 2014 to be in line with 2013 margins.

•
The company continues to pursue opportunities for expansion in energy projects such as refineries, transmission, substations, utility services, solar, wind towers and geothermal. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's sixth-largest sand and gravel producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

Other

	Three Months Ended
	March 31,
	2014	2013
	(In millions)
Operating revenues	$2.1	$2.2
Operating expenses:
Operation and maintenance	1.2	1.3
Depreciation, depletion and amortization	.6	.5
	1.8	1.8
Operating income	.3	.4
Income from continuing operations	.3	.4
Loss from discontinued operations, net of tax	—	(.1)
Earnings	$.3	$.3

Use of Non-GAAP Financial Measures
The company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude:
Three Months Ended March 31, 2014 and 2013:

•	An unrealized loss on commodity derivatives of $4.3 million after tax in 2014, and $3.7 million after tax in 2013

Twelve Months Ended March 31, 2014:

•	An unrealized loss on commodity derivatives of $4.5 million after tax

•	Natural gas gathering asset impairment of $9.0 million after tax

•	A reversal of an arbitration charge of $1.5 million after tax

Twelve Months Ended March 31, 2013:

•	Natural gas gathering asset impairment of $1.7 million after tax

•	An unrealized loss on commodity derivatives of $1.4 million after tax

•	Write-downs of oil and natural gas properties of $246.8 million after tax

•	A reversal of an arbitration charge of $15.0 million after tax

The company believes that these non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company's continuing operating results. Also, the company's management uses these non-GAAP financial measures as indicators for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.
Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s exploration and production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of power generation facilities and Dakota Prairie Refinery may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•
Actual quantities of recoverable oil, natural gas liquids and natural gas reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts. There is a risk that changes in estimates of proved reserve quantities or other factors, including downward movements in prices, could result in additional future noncash write-downs of the company's oil and natural gas properties.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•	Weather conditions can adversely affect the company’s operations, revenues and cash flows.

•	Competition is increasing in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	An increase in costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the various contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc.
	Three Months Ended
	March 31,
	2014	2013
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,042.9	$931.6
Operating expenses:
Fuel and purchased power	26.6	21.6
Purchased natural gas sold	244.9	199.2
Operation and maintenance	513.2	460.1
Depreciation, depletion and amortization	99.6	93.6
Taxes, other than income	55.7	52.6
	940.0	827.1
Operating income	102.9	104.5
Earnings (loss) from equity method investments	.1	(.3)
Other income	2.1	1.3
Interest expense	21.0	20.9
Income before income taxes	84.1	84.6
Income taxes	27.9	28.0
Income from continuing operations	56.2	56.6
Loss from discontinued operations, net of tax	—	(.1)
Net income	56.2	56.5
Net loss attributable to noncontrolling interest	(.5)	—
Dividends declared on preferred stocks	.2	.2
Earnings on common stock	$56.5	$56.3

Earnings per common share – basic:
Earnings before discontinued operations	$.30	$.30
Discontinued operations, net of tax	—	—
Earnings per common share – basic	$.30	$.30
Earnings per common share – diluted:
Earnings before discontinued operations	$.30	$.30
Discontinued operations, net of tax	—	—
Earnings per common share – diluted	$.30	$.30
Dividends declared per common share	$.1775	$.1725
Weighted average common shares outstanding – basic	189.8	188.8
Weighted average common shares outstanding – diluted	190.4	189.2

	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)
Other Financial Data
Book value per common share	$15.34	$14.09
Market price per common share	$34.31	$24.99
Dividend yield (indicated annual rate)	2.1%	2.8%
Price/adjusted earnings ratio*	22.4x	19.7x
Market value as a percent of book value	223.7%	177.4%
Net operating cash flow**	$137	$137
Total assets**	$7,409	$6,828
Total equity**	$2,950	$2,675
Total debt **	$2,106	$1,827
Capitalization ratios: ***
Total equity	58.3%	59.4%
Total debt	41.7	40.6
	100.0%	100.0%
    *    Represents 12 months ended. Based on adjusted earnings.
  **    In millions
*** Includes noncontrolling interest